Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Investors: James Winschel, Senior Vice President and Chief Financial Officer Jill Baker, Vice President of Investor Relations +1-781-434-4118

Media: Jennifer Baird, Senior Director of Public Relations +1-781-434-4409 E-mail: Jennifer.Baird@PAREXEL.com
PAREXEL REPORTS PRELIMINARY SECOND QUARTER RESULTS
•	Payment default by small biopharma client has negative impact

•	No similar material exposures are expected based upon analysis of backlog/receivables

•	Second quarter new business wins are strong; service revenue expected to increase by 12 — 15% year-over-year
Boston, MA, January 12, 2009 — PAREXEL International Corporation (NASDAQ: PRXL) has received notification from a small biopharma client that it will be unable to continue to make payments that are due to PAREXEL in connection with an on-going service contract for a large Phase III clinical trial. The client informed PAREXEL that it had encountered funding difficulties when one of its major investors defaulted on a contractual investment commitment as a result of the current financial crisis. The client has had substantive discussions with two potential commercialization partners, its remaining investors, and PAREXEL, but to date the discussions have not yielded a definitive agreement with regard to additional funding for the trial.
As a result, PAREXEL plans to record approximately $15 million in reserves during the second quarter for anticipated wind-down costs and bad debt expense related to impaired accounts receivable (for service fees, pass-through costs, and investigator fees). These actions are expected to have a negative impact on diluted earnings per share in the range of $0.14 to $0.16 for the quarter ended December 31, 2008. We remain a major creditor of the company and will pursue recovery to the extent possible.
On a related note, PAREXEL has canceled the remaining $44 million balance of the above-referenced contract from the second quarter’s backlog. Despite this fact, the Company expects to report a net book-to-bill ratio (defined as gross new business less cancellations divided by service revenue) of approximately 1.2 for new business authorizations during the December 2008 quarter.

PAREXEL is in the process of consolidating its financial results for the second quarter, and believes that it would have met or exceeded the guidance for the second quarter (which was provided on October 27, 2008) if the above referenced issue had not occurred. The previously issued earnings guidance projected that consolidated service revenue would be in the range of $265 to $275 million, and earnings per diluted share would be in the range of $0.18 to $0.20. The Company’s revised GAAP guidance for consolidated service revenue is in the range of $268 to $273 million and earnings per diluted share in the range of $0.04 to $0.07. On a pro forma (non-GAAP) basis, excluding the impact of the contract termination, earnings per diluted share are expected to be in the range of $0.20 to $0.21.
As a result of the contract termination, PAREXEL has reduced its expected consolidated service revenue for the second half of Fiscal Year 2009 by approximately $6.0 million, and has reduced diluted earnings per share by about $0.04 for that same period. The Company issued revised Fiscal Year 2009 guidance, also taking into account the timing of new business wins, the strengthening of the U.S. dollar, and the adverse impact of the contract termination on the tax rate for the fiscal year. On a GAAP basis, the Company now expects consolidated service revenue in the range of $1.080 to $1.110 billion (an increase of 12-15% on a year-over-year basis) and earnings per diluted share in the range of $0.75 to $0.82. Excluding the impact of the contract termination, the Company expects to achieve diluted earnings per share of $0.91 to $0.96. The Company’s previous guidance projected that consolidated service revenue for Fiscal Year 2009 would be in the range of $1.100 to $1.130 billion, and earnings per diluted share would be in the range of $1.07 to $1.13.
PAREXEL does not foresee any restructuring charges or layoffs related to this event. PAREXEL plans to report financial results for the second quarter on January 26, 2009.
Josef von Rickenbach, Chairman and Chief Executive Officer of PAREXEL stated, “We have worked with this client for the past eighteen months, and have been running a large global Phase III clinical trial without incident since September 2007. The client appeared to be adequately funded, had been paying their bills, and indicated to PAREXEL that it had secured venture-backed financing to cover its commitments. However, their financing syndicate unraveled as a result of the global financial crisis, and they were unable to close a planned financing round under their committed capital agreements.”
Mr. von Rickenbach continued, “We have conducted a thorough review of the projects/clients in PAREXEL’s backlog and receivables, and based upon this review, we believe we do not have any material exposures of a similar nature with other small biopharma clients. Had it not been for the short-term disruption from this client, we believe that the results of the second quarter would have met or exceeded expectations. On the new business front, we are pleased with the level of wins we achieved in the second quarter, and expect to report a net book-to-bill ratio of approximately 1.2. The demand for our services remains strong, and we continue to be positive with regard to the future prospects for the business.”
About the Company
PAREXEL International Corporation is a leading global biopharmaceutical services organization, providing a broad range of knowledge-based contract research, medical communications and consulting services to the worldwide pharmaceutical, biotechnology and medical device industries. Committed to providing solutions that expedite time-to-market and peak-market penetration, PAREXEL has developed significant expertise across the development and commercialization continuum, from drug development and regulatory consulting to clinical pharmacology, clinical trials management, medical education and reimbursement. Perceptive Informatics, Inc., a subsidiary of PAREXEL, provides advanced technology solutions, including medical imaging, to facilitate the clinical development process. Headquartered near Boston, Massachusetts, PAREXEL operates in 71 locations throughout 52 countries around the world, and has over 9,180 employees. For more information about PAREXEL International visit www.PAREXEL.com.
This release contains “forward-looking” statements regarding future results and events, including, without limitation, statements regarding expected financial results, future growth and customer demand, such as the guidance provided by the Company with respect to the second quarter of Fiscal Year 2009 and Fiscal Year 2009. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “appears,” “estimates,” “projects,” “targets,” and similar expressions are also intended to identify forward-looking statements. The forward-looking statements in this release involve a number of risks and uncertainties. The Company’s actual future results may differ significantly from the results discussed in the forward-looking statements contained in this release. Important factors that might cause such a difference include, but are not limited to, risks associated with: actual operating performance; actual expense savings and other operating improvements resulting from recent restructurings; the loss, modification, or delay of contracts which would, among other things, adversely impact the Company’s recognition of revenue included in backlog; the Company’s dependence on certain industries and clients; the Company’s ability to win new business, manage growth and costs, and attract and retain employees; the Company’s ability to complete additional acquisitions and to integrate newly acquired businesses or enter into new lines of business, including, but not limited to, the successful business integration and anticipated synergy achievements in connection with the ClinPhone acquisition; the impact on the Company’s business of government regulation of the drug, medical device and biotechnology industry; consolidation within the pharmaceutical industry and competition within the biopharmaceutical services industry; the potential for significant liability to clients and third parties; the potential adverse impact of health care reform; and the effects of exchange rate fluctuations and other international economic, political, and other risks. Such factors and others are discussed more fully in the section entitled “Risk Factors” of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008 as filed with the SEC on November 7, 2008, which “Risk Factors” discussion is incorporated by reference in this press release. The forward-looking statements included in this press release represent the Company’s estimates as of the date of this release. The Company specifically disclaims any obligation to update these forward-looking statements in the future. These forward-looking statements should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this press release.
PAREXEL is a registered trademark of PAREXEL International Corporation, and Perceptive Informatics is a trademark of Perceptive Informatics, Inc. All other names or marks may be registered trademarks or trademarks of PAREXEL International Corporation, Perceptive Informatics, Inc. or their respective owners and are hereby acknowledged.